     As filed with the Securities and Exchange Commission on May 13, 1999.


                                                     Registration No. 333-76845
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ------------------

                       PRE-EFFECTIVE AMENDMENT NO. ONE TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ------------------

                           U.S. PLASTIC LUMBER CORP.
             (Exact name of Registrant as specified in its charter)


              NEVADA                                          87-0404343
 -------------------------------                        ----------------------
 (State or other jurisdiction of                          (I.R.S. employer
  incorporation or organization)                        identification number)


                        2300 W. Glades Road, Suite 400 W
                           Boca Raton, Florida 33431
                            Telephone (561)394-3511
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                Bruce C. Rosetto
                 Vice President, General Counsel and Secretary
                           U.S. Plastic Lumber Corp.
                        2300 W. Glades Road, Suite 400 W
                           Boca Raton, Florida 33431
                            Telephone (561)394-3511
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Jane K. Storero, Esq.
                       Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                           Telephone: (215) 569-5500
                            Facsimile (215) 569-5555


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
/ /
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.
/ /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                                              CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                         PROPOSED           PROPOSED
                                                                          MAXIMUM            MAXIMUM           AMOUNT OF
               TITLE OF SECURITIES                   AMOUNT TO BE     OFFERING PRICE        AGGREGATE        REGISTRATION
                TO BE REGISTERED                      REGISTERED         PER SHARE       OFFERING PRICE           FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share.......     6,851,485 (1)           (2)         $59,496,465.31(2)     $16,598(3)
-------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers shares owned by certain selling shareholders which shares may be offered from time to time by the selling shareholders.

(2) Estimated solely for the purpose of calculating the registration fee. Calculated in accordance with Rule 457(c) based upon the average of the high and low closing prices for the Common Stock as reported on the Nasdaq Stock Market on: (i) April 19, 1999 of $8.5625 with respect to 5,743,865 shares registered on the initial registration statement, and (ii) May 10, 1999 of $9.50 with respect to the 1,107,500 shares registered hereby.

(3) 5,743,985 shares were registered in connection with the initial filing of the Registration Statement and the appropriate fee of $13,673 was paid. An additional 1,107,500 shares are being registered on this Pre-Effective Amendment No. One to the Registration Statement and a fee of $2,925 is being paid herewith.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

===============================================================================

-------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

-------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 13, 1999


                                   PROSPECTUS

                           U.S. PLASTIC LUMBER CORP.

                        6,851,485 SHARES OF COMMON STOCK


         The selling shareholders named in this prospectus under "Selling Shareholders" are offering 6,851,485 shares of common stock pursuant to this prospectus. U.S. Plastic Lumber Corp. will not receive any of the proceeds from the sale of the common stock, except for common stock underlying options and warrants. U.S. Plastic Lumber Corp. will bear certain expenses incident to the registration of the shares sold by the selling shareholders. Some of the selling shareholders are currently subject to Stock Sale Restriction Agreements between us and some of the shareholders, which limit the ability of some of the selling shareholders to sell all or a portion of their stock being registered by this Registration Statement for the time periods and under the terms of each of the agreements between us and the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."


         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         The selling shareholders may sell their U.S. Plastic Lumber Corp. common stock in one or more transactions on the Nasdaq Stock Market at market prices prevailing at the time of sale or in private transactions at negotiated prices.

         These selling shareholders may use broker, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from the shareholders, or they may receive commissions from purchasers of common stock for whom they acted as agents. See "Plan of Distribution."

         Our common stock is traded on the Nasdaq Stock Market under the symbol "USPL". On May 10, 1999, the last sale prices of our common stock as reported on the Nasdaq Stock Market was $9.50 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is May ___, 1999.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Prospectus Summary......................................................  2

Risk Factors............................................................  2

The Company............................................................. 13

Forward Looking Statements.............................................. 14

Use of Proceeds......................................................... 14

Selling Shareholders.................................................... 15

Plan of Distribution.................................................... 17

Experts................................................................. 18

Legal Matters........................................................... 18

Where You Can Find More Information..................................... 18

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE SHAREHOLDERS SELLING COMMON STOCK UNDER THIS PROSPECTUS WILL NOT MAKE AN OFFER OF THEIR SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               PROSPECTUS SUMMARY

         This summary highlights information contained in other parts of this prospectus. it is not complete and may not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

         As used in this prospectus, the terms "we," "us," "our" and "U.S. Plastic Lumber Corp." mean U.S. Plastic Lumber Corp. and its subsidiaries, and the term "common stock" means U.S. Plastic Lumber Corp. common stock, $0.0001 par value. Unless otherwise stated, reference to a "year" in this prospectus means our fiscal year, which ends on December 31.

         Our principal executive offices are located at 2300 Glades Road, Suite 440W, Boca Raton, Florida 33431 and our telephone number is (561) 394-3511.

                                  RISK FACTORS

         In considering whether to acquire U.S. Plastic Lumber Corp. common stock, you should consider carefully the risks associated with the ownership of U.S. Plastic Lumber Corp. common stock. These risks are described in detail below.

         WE HAVE A HISTORY OF LOSSES AND IF WE ARE NOT ABLE TO MAINTAIN OUR CURRENT PROFITABILITY, IT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         We incurred an operating loss of $291,000 for the year ended December 31, 1996 and an operating loss of $321,000 for the year ended December 31, 1997. We were successful in reporting an operating profit of $1,437,226 for the year ended December 31, 1998, but we cannot assure you that our profitability will continue. If we are not able to maintain our current profitability, which will depend largely on our ability to substantially increase sales revenues and limit the growth of overhead and direct expenses, it could adversely affect the market price of our common stock.

         OUR LIMITED ACCESS TO CAPITAL COULD RESULT IN OUR INABILITY TO OBTAIN FINANCING IN ADEQUATE AMOUNTS AND ON ACCEPTABLE TERMS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We have limited access to capital and there is no assurance that we will be able to obtain the capital necessary and appropriate to operate our business. We will require additional capital in order to:

         o   manufacture, market and sell our products;
         o   develop new products;
         o   manufacture, market and sell our new product line;
         o   consolidate our existing operations;

         o   implement our plan of operations;
         o   working capital; and
         o   capital expenditures.

         While we do have existing lines of credit, we cannot be sure that this debt financing will be available to us in the future or that it will be available in the amounts we require or on terms acceptable to us. Our failure to obtain financing in adequate amounts and on acceptable terms could have an adverse effect on our business, financial condition and results of operations.

         THE ISSUANCE OF ADDITIONAL SHARES PURSUANT TO EARNOUT AGREEMENTS WILL RESULT IN DILUTION TO CERTAIN SHAREHOLDERS OF THE COMPANY.


         We have reserved for issuance a substantial number of shares which will be issued to certain shareholders upon the Company meeting certain conditions set forth in the earnout agreements entered into with such shareholders. On December 31, 1998, we had reserved approximately 10,475,545 shares for issuance pursuant to these agreements. On such date, we had 18,230,528 shares of common stock outstanding. Of the shares which we reserved for issuance pursuant to earnout agreements, 4,573,686 shares were related to an earnout provision contained in the Agreement and Plan of Reorganization entered into by the Company on December 15, 1995. In connection with this transaction, the parties to the Agreement and Plan of Reorganization agreed that the earnout shares would be paid to certain shareholders who held the common stock as of the date of the Agreement and Plan of Reorganization in the event net sales or production of Earth Care Global Holdings, on a consolidated basis, meet or exceed 2.0 million pounds of plastic lumber per month for three consecutive months are achieved, subject to certain limitations contained in the Agreement. The Company subsequently entered into earnout agreements with each of these shareholders. Certain questions have arisen with respect to the meaning of the production quotas set forth in these agreements and the Company has appointed a committee of independent directors who have selected independent counsel to review this matter. In the event these sales or production levels are reached, the shareholders of Earth Care Global Holdings as of March 29, 1996 and Clean Earth, Inc., which shareholders are referred to as the "Historical Shareholders" would receive approximately 4.6 million earnout shares. No additional assets or cash would be received by us in the event such sales or production goals were achieved which would result in the dilution from the issuance of additional shares which would directly impact all shareholders who purchased our common stock subsequent to March 29, 1996 and who still owned our common stock on the date the earnout shares are issued, assuming the sales or production goal is met. As of December 31, 1998, our net tangible book value was $13.1 million, or $0.72 per share of common stock. Net tangible book value per share represents total assets less total liabilities, divided by the number of shares of common stock outstanding. After making the accounting adjustments necessary to give effect to the issuance of the 4,573,686 earnout shares, the adjusted net book value as of December 31, 1998 would have been $0.57 per share which represents an immediate dilution of $0.15 per share to all of our shareholders who are not Historical Shareholders.

         IF WE ARE NOT ABLE TO ATTRACT AND KEEP EMPLOYEES WITH THE REQUISITE LEVELS OF EXPERTISE, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION.

         Our business requires a significant amount of expertise in a wide variety of functions. We cannot assure you that we will be able to maintain employees with the requisite levels of expertise or that we will be able to attract and keep these employees in the future. Our failure to attract and keep employees with the requisite levels of expertise could have a material adverse effect on our business, financial condition and results of operation.

         OUR COMPUTER SYSTEMS AND/OR THE COMPUTER SYSTEMS OF OUR CUSTOMERS OR VENDORS MAY NOT BE YEAR 2000 COMPLIANT WHICH COULD RESULT IN AN INABILITY TO ENGAGE IN NORMAL BUSINESS ACTIVITIES FOR A PERIOD OF TIME AFTER JANUARY 1, 2000 WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION.

         Although we believe our accounting software is Year 2000 compliant and currently estimate that our information technology systems will be Year 2000 compliant by the end of 1999, we cannot assure you that our information technology systems will be Year 2000 compliant on a timely basis. We are in the process of developing a contingency plan in the event our systems are not Year 2000 compliant on a timely basis.

         We are also in the process of conducting an internal audit of our non-information technology systems (e.g. manufacturing equipment embedded computer systems) and software to determine what issues, if any, exist. After we complete this internal audit, we will evaluate the full scope of issues, related costs, and available remedies to insure that our non-information systems and those of our major customers and vendors continue to meet our internal needs. We do not anticipate significant costs to become Year 2000 compliant. Although we have no control over Year 2000 compliance by our customers or vendors, we are in the process of developing a contingency plan in the event our customers or vendors are not Year 2000 compliant on a timely basis. If we or our customers or vendors are not Year 2000 compliant on a timely basis, it could result in an inability to engage in normal business activities for a period of time after January 1, 2000 which could have a material adverse effect on our business, financial condition and results of operation. The Company has sent a survey to its major customers and suppliers and based upon the responses the Company has received on its survey, the Company does not anticipate any material adverse effects from its major customers and suppliers.

         SEVERAL OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE AFFILIATED WITH ENTITIES WHICH ARE SIGNIFICANT SHAREHOLDERS OF OURS, WHICH COULD RESULT IN A CONFLICT OF INTEREST.

         Several of our of directors, officers and employees are affiliated, through ownership or otherwise, with the Stout Partnership and Schultes, Inc., each of which is a significant shareholder. When our directors who are affiliated with these entities are faced with decisions where we have interests adverse to those entities, a conflict of interest could arise. Since a majority of our directors are affiliated with those entities, agreements related to monies provided by those entities were not the result of arm's-length negotiations. We have attempted to have these agreements be as similar to those negotiated by us with third parties, however, these agreements may include terms and conditions that may be more or less favorable to us than terms contained in similar agreements negotiated with third parties.

         IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The success of our growth strategy depends on our ability to continue to increase profit margins through:

         o   integration of acquisitions;
         o   consolidation of plants and operations;
         o   increased consumer acceptance of alternative wood products;
         o   an increased distribution network;
         o   increased production capacity; and
         o   ability to finance growth.

         Our ability to implement this strategy will depend in large part on whether we are able to:

         o expand through strategic acquisitions of companies in new and complementary industries;
         o obtain adequate financing on favorable terms to fund this growth strategy;
         o develop and expand its customer base; hire, train and retain skilled employees;
         o strengthen brand identity and successfully implement its marketing campaigns;
         o   continue to expand in the face of increasing competition;
         o continue to negotiate our supply contacts and sales agreements on terms that increase or maintain our current profit margins; and
         o   create sufficient demand for plastic lumber and other products.

         Our inability to implement any or all of these strategies could have a material adverse effect on our results of operations and financial condition.

         OUR GROWTH STRATEGY INCLUDES ACQUISITIONS AND IF WE ARE UNABLE TO MAKE ACQUISITIONS, OR IF THOSE ACQUISITIONS ARE NOT SUCCESSFUL, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

          As part of our growth strategy, we have made, and plan to continue to make acquisitions of other companies. We may not be able to make acquisitions in the future. In addition, any acquisition that we make could have a material adverse effect on our business, financial condition and results of operations. Future acquisitions are subject to many risks, including the risks that:

         o   we may not be able to identify suitable companies to buy;
         o we may not be able to purchase companies at favorable prices, or at all;
         o we may not be able to obtain financing on favorable terms, or at all, to pay for future acquisitions; and
         o we may not be able to effectively integrate the acquired businesses or technologies into our operations.

In addition, in order to consummate future acquisitions, we may be required to borrow money or incur other liabilities, which could have a material adverse effect on our liquidity and capital resources. We may also be required to issue additional shares of stock, which could result in dilution to our shareholders.

         AS A RESULT OF OUR ACQUISITION OR LEASE OF REAL ESTATE, WE MAY BECOME LIABLE FOR THE REMEDIATION AND/OR REMOVAL OF HAZARDOUS OR TOXIC SUBSTANCES FROM THAT REAL ESTATE.

         From time to time, we acquire or lease storage facilities or other properties in connection with the operation of our business. Under various U.S. federal, state or local environmental laws, ordinances and regulations, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at property we acquire or lease. We could also be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by those parties in connection with any contamination. The costs of investigation, remediation or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate the property, may adversely affect our ability to sell or rent the property or to borrow using the property as collateral. In addition, we could be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from these properties.

         THE SEASONAL NATURE OF OUR BUSINESS COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our business is seasonal in nature. Historically, we have generated a substantial portion of our revenues and profits during the second and third quarters of our fiscal year. If for any reason our revenues fall below those normally expected during the second and third quarters of our fiscal year, our business, financial condition and results of operation could be adversely affected.

         SOME OF OUR BUSINESSES OPERATE IN RELATIVELY NEW INDUSTRIES WHICH PROSPECTIVE CUSTOMERS MAY RESIST.

         The reclamation and recycling of plastic and the manufacture of plastic lumber for use in construction, and other composite materials containing recycled plastics, are relatively new industries. There is a general reluctance in the construction industry to use new materials before they have been extensively tested, particularly in certain segments which have exacting performance standards for component materials. In the case of our recycled plastic lumber and composite materials in particular, this testing may be extensive for each prospective customer and may require substantial additional time and resources. In addition, we may experience resistance from prospective customers who are accustomed to more conventional, non-artificial wood materials. Moreover, we may not have sufficient financial and other resources to undertake extensive marketing and advertising activities or to afford the cost of the necessary marketing and sales personnel when it becomes appropriate to broaden our marketing efforts.

         IF WE ARE NOT ABLE TO OBTAIN OUR RAW MATERIALS AT COMMERCIALLY REASONABLE TERMS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The availability of low-cost raw materials, namely post-consumer and industrial plastic waste products, is a material factor in our costs of operations. Historically, suppliers have provided adequate quantities of these raw materials at favorable costs. We believe that our current sources of raw materials will continue to be available on commercially reasonable terms. However, unavailability, scarcity or increased cost of these raw materials could have a material adverse effect upon our business. We purchase most of our raw materials through generators of post-consumer & industrial recycled plastic materials. We do not rely on contractual arrangements with our raw materials suppliers and we have no long-term supply contracts. Disruption of our supply sources could have a material adverse effect on our business, financial condition and results of operation.

         IF WE ARE UNABLE TO DEVELOP NEW TECHNOLOGIES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our products and services involve newly developing technologies and we cannot be sure that we will be able to compete effectively in developing and marketing new products and services or in developing or maintaining the know-how, technology, and patents to compete effectively. There is a general lack of public awareness of these newly developing products and services generally, or as alternatives to more traditional and well established products. To compete effectively, we must increase public knowledge and acceptance of our products and services and develop and maintain certain levels of know-how and technical expertise. Our failure to compete effectively could have an adverse effect on our business, financial condition and results of operations.

         THERE IS A LACK OF UNIFORM STANDARDS IN THE PLASTIC LUMBER INDUSTRY IN WHICH WE OPERATE WHICH COULD RESTRICT THE GROWTH OF PLASTIC LUMBER PRODUCTS AND LIMIT THE MARKET FOR THESE PRODUCTS.

         The American Society for Testing and Materials and other industry trade organizations have established general standards and methods for measuring the characteristics of specific building materials. Users of building materials (and frequently, issuers of building codes) generally specify that the building materials comply with the standards relative to the proposed applications. Since uniform, recognized standards or methods have only recently been established for measuring the characteristics of plastic lumber, potential users may not be aware of this method of judging whether or not plastic lumber may be suitable for their particular requirements, without being informed of such standards by the plastic lumber supplier or otherwise becoming aware of them. The fact that these standards are not well known for plastic lumber may limit the market potential for our building materials and make potential purchasers of such building materials reluctant to use them. The Plastic Lumber Trade Association, of which we are a member, is pursuing increased public awareness of such standards, but we cannot be sure that public awareness will successfully be increased or that increased awareness will increase the market for our products.

         THE INDUSTRIES IN WHICH WE OPERATE ARE SUBJECT TO EXTENSIVE REGULATION AND THE COST OF COMPLYING WITH THOSE REGULATIONS, OR THE LIABILITY FOR NOT COMPLYING, COULD BECOME SUBSTANTIAL, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our businesses are subject to extensive laws and regulations designed to protect the environment from toxic wastes and hazardous substances or emissions and to provide a safe workplace for employees. Under current federal regulations, the Resource Conservation & Recovery Act, and Comprehensive Environmental Responsibility, Compensation & Liability Act, the generator of toxic or hazardous waste is financially and legally responsible for that waste forever, and strictly liable for the clean up and disposal costs. In particular, the business of treating or otherwise handling toxic or hazardous waste materials is fraught with potential liability to such handlers if the handling and tracking of such wastes is not completed properly. We believe we are either in material compliance with all currently applicable laws and regulations or that we are operating in accordance with appropriate variances or similar arrangements, but we cannot be sure that we will always be deemed in compliance, nor can we be sure that compliance with current laws and regulations will not require significant capital expenditures that could have a material adverse effect on our operations. These laws and regulations are always subject to change and could become more stringent in the future. Although state and federal legislation currently provide for certain procurement preferences for recycled materials, the preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. The guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by those guidelines may be incompatible with our manufacturing capabilities. It may be necessary to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable environmental, zoning, health and safety regulations and as to which there may not be adequate insurance coverage. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.

         IF WE ARE NOT ABLE TO MAINTAIN OUR PERMITS AND LICENSES, IT COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

         Our business, especially our environmental recycling operation, depends on our maintaining permits and licenses from many different federal, state, and local agencies. We cannot assure you that we will be able to maintain our permits and licenses in the future or that we will be able to modify our permits and licenses, if necessary, to be able to compete effectively.

         WE RELY SIGNIFICANTLY ON OUR TRADE SECRETS AND OUR INABILITY TO PROTECT THOSE TRADE SECRETS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our businesses involve many proprietary trade secrets, including certain methods, processes and equipment designs for which we have not sought patent protection. Although we have taken measures to safeguard our trade secrets by limiting access to manufacturing and processing facilities and requiring confidentiality and nondisclosure agreements with third parties, we cannot assure you that our trade secrets will not be disclosed or that others will not independently develop comparable or superior technology. Rather than rely on patent protection, we have generally chosen to rely on the unique and proprietary nature of our processes. We have obtained exclusive worldwide licensing rights with respect to patent technology related to railroad crossties and the process to manufacture them, but there is no assurance we will be able to maintain those rights for any specific length of time.

         IF WE ARE NOT ABLE TO SUCCESSFULLY OBTAIN BID WORK AT SUITABLE PROFITABLE MARGINS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our environmental recycling operation consists of certain subsidiaries which are highly reliant upon contract bidding as a significant source of revenues. We cannot assure you that we will be successful in obtaining bid work in the future or that if we do obtain bid work that it will be at suitable profitable margins. Our failure to successfully obtain bid work at suitable profitable margins could have a material adverse effect on our business, financial condition and results of operation.

         THE OCCURRENCE OF AN EVENT NOT FULLY COVERED BY INSURANCE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our business could be disrupted by a variety of occurrences, including:

         o   fires, explosions or blow outs;
         o   environmental hazards;
         o   hurricanes, floods, fires or other acts of God; or
         o   product liability occurrences.

         Any of these occurrences could result in substantial losses due to:

         o   injury;
         o   loss of life;
         o   severe damage;
         o   clean-up responsibilities;
         o   regulatory investigation; or
         o   penalties and suspension of operations.

         We maintain insurance coverage against some, but not all, potential risks. However, we cannot assure you that:

         o insurance will be adequate to cover all losses or exposure for liability;
         o insurance will continue to be available at premium levels that justify its purchase; or
         o   insurance will continue to be available at all.

         If an event occurs which is not fully covered by insurance, it could have a material adverse effect on our business, financial condition and results of operation.

         A SUBSTANTIAL INCREASE IN INTEREST RATES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION, WHILE OUR FAILURE TO COMPLY WITH OUR CREDIT AGREEMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY AND CAPITAL RESOURCES.

         A substantial portion of our outstanding indebtedness is at floating interest rates. Therefore, a substantial increase in interest rates could adversely affect our cost of indebtedness for borrowed money, which could have an adverse effect on our business, financial condition and results of operation. In addition, most of our debt instruments contain covenants establishing certain financial and operating restrictions. Our failure to comply with any covenant or obligation contained in any credit agreement could result in an event of default which could accelerate debt under certain other credit agreements, all of which could have a material adverse effect on our liquidity and capital resources.

         OUR PENDING OR FUTURE ADMINISTRATION AND LEGAL PROCEEDINGS COULD RESULT IN A SIGNIFICANT JUDGMENT AGAINST US, THE LOSS OF A SIGNIFICANT PERMIT OR LICENSE OR THE IMPOSITION OF A SIGNIFICANT FINE, ANY OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We are generally involved in administrative and legal proceedings in the ordinary course of our business. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for waste facilities and responding to these challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on our business, financial condition and results of operation.

         THE INDUSTRIES IN WHICH WE OPERATE ARE VERY COMPETITIVE AND OUR INABILITY TO COMPETE EFFECTIVELY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         All of our businesses operate in highly competitive industries. Our recycled plastic lumber business faces competition from other producers of recycled plastic lumber as well as producers of vinyl and aluminum decking, and traditional wood, especially pressured treated wood. We compete against other makers of recycled plastic principally upon the basis of price and quality, as well as the immediate availability of the product, and compete against other products such as pressure treated lumber by emphasizing the superior suitability characteristics of plastic lumber for certain applications, as well as appealing to the environmental consciousness of consumers. Our environmental recycling operations face competition from several large competitors which provide similar services throughout the northeast and midatlantic states. The resources of these competitors, financial or otherwise are such that it is very difficult for us to effectively compete. In some instances, our competitors have more revenues, market share, better name recognition and capital available which could make it difficult for us to compete. In addition, the environmental industry is changing as a result of rapid consolidation and our future success may be affected by those changes. Our failure to compete successfully in either the plastic lumber or the environmental industry could have a material adverse effect on our business, financial condition and results of operation.

         FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         There were approximately 21.4 million shares of our common stock outstanding as of March 31, 1999. In addition, we intend to continue to issue common stock in connection with acquisitions or in other transactions. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities.

         OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL AND, IF WE ARE NOT ABLE TO RETAIN THEM, IT COULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         We believe that our success is dependent to a significant extent upon the continued employment of certain key executive officers. The loss of services of Mark S. Alsentzer, our Chief Executive Officer, Bruce C. Rosetto, Vice President and General Counsel, or Michael D. Schmidt, Vice President - Finance, for any reason could have a material adverse effect upon our business, financial condition and results of operations.

         ANTI-TAKEOVER PROVISIONS MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND COULD REDUCE THE AMOUNT THAT SHAREHOLDERS MIGHT RECEIVE IF WE ARE SOLD.

         "Anti-takeover" provisions contained in Nevada law and in our articles of incorporation, bylaws and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to shareholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. These anti-takeover provisions include the following:

         o Our articles of incorporation give our board of directors the authority to issue shares of preferred stock without shareholder approval. Any preferred stock could have rights, preferences and privileges that could adversely affect the voting power and the other rights of the holders of our common stock.

         o Our articles of incorporation/bylaws provide for staggered terms for the members of the board of directors, with each board member serving a staggered four year term.

         o Options to purchase our common stock will immediately become exercisable upon a change in control.

                                  THE COMPANY

         U.S. Plastic Lumber Corp. is a diversified holding company with subsidiaries operating in the plastic lumber manufacturing, plastic sheet manufacturing, plastic raw material processing, and environmental recycling industries. We are the largest manufacturer of plastic lumber in the United States and are aggressively building our existing lines of business through internal growth and acquisitions. We are actively negotiating to acquire additional companies in our existing and complementary lines of business.

         U.S. Plastic Lumber Corp., a Nevada corporation, was incorporated in June 1992.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus may contain "forward-looking statements". Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including but not limited to the following risks which are described in detail under "Risk Factors" beginning on page 2 hereof:

         o   operating losses;
         o   limited access to capital;
         o dilution which could result from issuance of additional shares pursuant to earn-out agreements;
         o   ability to maintain level of employee expertise;
         o   risks associated with Year 2000 issues;
         o potential conflicts of interest with directors and large shareholders;
         o   agreements not subject to arms length negotiations;
         o   ability to implement growth strategy;
         o   environmental concerns;
         o   seasonality;
         o   risks related to the newly developing plastic lumber industry;
         o   availability of raw materials used to make plastic lumber;
         o   competition and marketing in the plastic lumber industry;
         o   newly developing technologies;
         o   lack of industry standards in the plastic lumber industry;
         o   extensive governmental regulations;
         o   loss of permits;
         o   protection of technology;
         o   reliance in the bidding process; and
         o   operating hazards and insurance coverage.

When considering these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                                USE OF PROCEEDS

         All net proceeds from the sale of U.S. Plastic Lumber Corp. common stock will go to the shareholders selling common stock under this prospectus. U.S. Plastic Lumber will not receive any proceeds from the sale of the common stock sold by the selling shareholders, except that the Company will receive the exercise price from the exercise of 645,000 options and warrants underlying the common stock registered.

                              SELLING SHAREHOLDERS

         The following table provides certain information regarding the beneficial ownership of U.S. Plastic Lumber Corp., except as otherwise provided in footnote 1, common stock by the shareholders selling common stock under this prospectus prior to and after the offering. Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. After the offering, none of the shareholders selling common stock under this prospectus will own any of the outstanding U.S. Plastic Lumber Corp. common stock.


                                                       # OF SHARES OWNED     # OF SHARES BEING     # OF SHARES OWNED
SELLING SHAREHOLDER                                  PRIOR TO THE OFFERING    OFFERED FOR SALE     AFTER THE OFFERING
-------------------                                  ---------------------   -----------------     ------------------
Halifax Fund LP(1)                                        1,643,538              1,643,538               -0-
Societe Generale(1)                                       1,057,680              1,057,680               -0-
Andrew Stephens(2)                                          599,740                599,740               -0-
Robert Thompson(2)                                          599,740                599,740               -0-
Michael Dahl(2)                                             335,571                335,571               -0-
Columbine Financial Solutions(3)                            127,500                127,500               -0-
Miron Leshem(3)                                              10,000                 10,000               -0-
Pro Futures(4)                                               25,216                 25,216               -0-
Joseph Paolino(5)                                            50,000                 50,000               -0-
James Blosser(6)                                              5,000                  5,000               -0-
Stout Partnership(7)                                        320,000                320,000               -0-
James Cole(8)                                                20,000                 20,000               -0-
Louis D. Paolino, Jr.(9)                                  1,800,000              1,800,000               -0-
Louis Paolino, Sr.(10)                                       50,000                 50,000               -0-
Matthew Paolino(11)                                         100,000                100,000               -0-
Lawrence Adams(12)                                           15,000                 15,000               -0-
Griffin Capital(13)                                          30,000                 30,000               -0-
Michael Jordan(14)                                           62,500                 62,500               -0-

-----------------------------

(1) On December 22, 1998 and January 26, 1999 we issued an aggregate of $4,000,000 of convertible debentures to Halifax Fund LP, ("Halifax") and an aggregate of $2,500,000 of convertible debentures to Societe Generale which debentures are convertible into common stock at the lower of $5.29 per share or 90% of the lowest trading price in the four days preceding the conversion date. The conversion price is adjustable downward if, during the first twelve months from the issuance of the respective debentures, we issue convertible securities or common stock at a more favorable price than the debenture conversion price. For purposes of determining the amount of securities being registered for resale and listed above, a purchase price of $5.29 per share at the time of conversion was assumed since that price is significantly less that the current trading price of the common stock as of the date of this prospectus. The convertible debentures carry a 5% coupon, which is payable at the election of the Company as a payment in kind in the form of convertible debentures. As part of the transaction, we agreed to register common stock underlying the debentures, at which time the shareholders can elect to convert all or any portion of their debentures into common stock. We also agreed to register the shares underlying 50,000 warrants beneficially owned by each Halifax and Societe Generale which we issued at an exercise price of $7.21 per share as part of the consideration of the investment made in U.S. Plastic Lumber on December 21, 1998. On January 26, 1999, 37,500 warrants were granted to Halifax and 25,000 warrants were granted to Societe Generale at an exercise price of $7.21 per share. For purposes of calculating the number of shares to be registered for Halifax and Societe Generale, the registration rights agreement requires us to register and reserve 200% of the common stock underlying the debt and 150% of common stock underlying the warrants to ensure adequate shares are reserved and registered due to the floating conversion price and anti-dilution provisions in these securities. Pursuant to our debentures and warrants issued to Halifax and Societe Generale, such selling shareholders cannot convert the debentures or exercise warrants to the extent such conversion and/or exercise would cause the number of shares of common stock beneficially owned by any such selling shareholder and its affiliates (other than shares deemed beneficially owned through ownership of unconverted debentures and exercised warrants) to exceed 4.9% (subject to adjustment) of the then issued and outstanding shares of common stock following such conversion and/or exercise. As a result of this limitation on conversion as well as the fact that the number of shares listed opposite the names of Halifax and Societe Generale represent amounts in excess of the number of shares into which the convertible debentures are currently convertible and the warrants are exercisable as described above, the number of shares listed opposite the names of Halifax and Societe Generale do not represent the number of shares of common stock beneficially owned by such person.


(2) Messrs. Stephens, Thompson and Dahl serve as officers of U.S. Plastic Lumber Ltd., a subsidiary of U.S. Plastic Lumber, Inc. As part of the stock purchase agreements in connection with the acquisition of Eaglebrook Plastics, Inc. and Eaglebrook Products, Inc., Messrs. Stephens, Thompson and Dahl were granted "piggyback" registration rights. Each have executed a Stock Sale Restriction Agreement for a period of two years, of which during the first twelve months they cannot sell any shares, and during the second twelve months they can only sell subject to the limitations of the agreement.


(3) Comprised of options to purchase shares of common stock which are currently exercisable by Columbine Financial Solutions and Mr. Leshem. On or about January 10, 1999, we granted options to purchase 127,500 shares of its common stock to Columbine Financial Solutions, Inc. as consideration for assisting in financial public relations and raising money. The exercise price on 85,000 of these options is $5.00 per share and the remaining 42,500 options have an exercise price of $7.50 per share. On or about September 16, 1998, we granted 10,000 options to Mr. Leshem at an exercise price of $3.50 per share as compensation for his assistance in connection with raising money.

(4) Represents dividends paid to Pro Futures on Series B Preferred Stock purchased by Pro Futures in a private placement in June 1998.


(5) As part of the acquisition of Brass Investment Co., the shareholder of Soil Remediation of Philadelphia, Inc. and Allied Waste Services, Inc., we agreed to register the shares delivered to Mr. Joseph Paolino in consideration of that transaction. Mr. Paolino has executed a Stock Sale Restriction Agreement with the Company for a period of one year restricting him from selling any shares except upon the terms as set forth in the Agreement.


(6) Comprised of options to purchase common stock which are currently exercisable by Mr. Blosser at an exercise price of $2.50 per share in connection with a loan Mr. Blosser previously gave to the Company. Mr. Blosser is a former director of the Company.


(7) Comprised of options to purchase common stock which are currently exercisable by Stout Partnership at an exercise price of $2.25 per share in connection with a loan guarantee provided by Stout Partnership on behalf of the Company. Stout Partnership is in part owned by three current directors of the Company, August C. Schultes, III, Gary J. Ziegler, and Mark S. Alsentzer, Mr. Alsentzer is also Chief Executive Officer and President of the Company.


(8) Comprised of options to purchase common stock which are currently exercisable by Mr. Cole at an exercise price of $5.00 per share in connection with a merger of Cycle Masters, Inc. into the Company.


(9) As part of the acquisition of Brass Investment Co., the shareholder of Soil Remediation of Philadelphia, Inc. and Allied Waste Services, Inc., we agreed to register the shares delivered to Mr. Louis Paolino, Jr. in consideration of that transaction. Mr. Paolino is also Chairman of the Company. Mr. Paolino has executed a Stock Sale Restriction Agreement with the Company for a period of one year restricting him from selling any shares except upon the terms as set forth in the Agreement.

(10) As part of the acquisition of Brass Investment Co., the shareholder of Soil Remediation of Philadelphia, Inc. and Allied Waste Services, Inc., we agreed to register the shares delivered to Mr. Louis Paolino, Sr. in consideration of that transaction. Mr. Paolino has executed a Stock Sale Restriction Agreement with the Company for a period of one year restricting him from selling any shares except upon the terms as set forth in the Agreement.

(11) As part of the acquisition of Brass Investment Co., the shareholder of Soil Remediation of Philadelphia, Inc. and Allied Waste Services, Inc., we agreed to register the shares delivered to Mr. Matthew Paolino in consideration of that transaction. Mr. Paolino has executed a Stock Sale Restriction Agreement with the Company for a period of one year restricting him from selling any shares except upon the terms as set forth in the Agreement.

(12) The Company granted shares of its common stock to Lawrence Adams as consideration for assisting in financial public relations.

(13) The Company granted shares of its common stock to Griffin Capital as consideration for assisting in financial public relations and business development services.

(14) The Company granted shares of its common stock to Michael Jordan as consideration for assisting in financial public relations.

                              PLAN OF DISTRIBUTION

         The selling shareholders, or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling shareholders may offer their shares at various times in one or more of the following transactions:

         o on any national securities exchange, the Nasdaq Stock Market, or other market on which our common stock may be listed at the time of sale, including the American Stock Exchange;
         o   in the over-the-counter market;
         o through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
         o through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
         o in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o   through options, swaps or derivatives;
         o   in privately negotiated transactions;
         o   in transactions to cover short sales; and
         o   through a combination of any such methods of sale.

The selling shareholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

         The selling shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         From time to time the selling shareholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

                                    EXPERTS


         The audited consolidated financial statements and schedules of U.S. Plastic Lumber as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing in giving those reports.


                                 LEGAL MATTERS

         Bruce C. Rosetto, will give his opinion as to the validity of the shares of common stock offered by the shareholders selling common stock under this prospectus. Mr. Rosetto is our Vice President, General Counsel and Secretary. Mr. Rosetto did not receive any additional compensation in connection with rendering this opinion other than his salary and benefits as an officer which include options to purchase 150,000 shares, 75,000 of which are at $3.50 per share and the remaining 75,000 are at $4.00 per share.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549 and at the SEC's regional offices in Illinois and New York. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also inspect our SEC filings and other information concerning U.S. Plastic Lumber Corp. at the offices the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006-1500.

         We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes a prospectus of U.S. Plastic Lumber Corp. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

         The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT U.S. PLASTIC LUMBER THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. COPIES OF ANY OF THAT INFORMATION ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS FOR THOSE DOCUMENTS SHOULD BE DIRECTED TO THE SECRETARY, U.S. PLASTIC LUMBER CORP., 2300 GLADES ROAD, SUITE 440W, BOCA RATON, FLORIDA 33431, AND TELEPHONE REQUESTS MAY BE DIRECTED TO THE SECRETARY AT (561) 394-3511.

         We incorporate by reference the documents listed below which we previously filed with the SEC:

         1. Our annual report on Form 10-KSB for the year ended December 31, 1998, which we filed March 30, 1999 (including those portions of the proxy statement for our 1999 annual meeting of shareholders incorporated by reference in our annual report on Form 10-KSB);

         2. The description of our common stock in our registration statement on Form 8-A12G filed with the SEC on March 2, 1998 under the Securities Exchange Act; and

         3. Our current report on Form 8-K, which we filed on February 10, 1999, and the amendment thereto filed on April 13, 1999.

         4. Our current report on Form 8-K, which we filed on April 7, 1999, and the amendment thereto filed on May 11, 1999.

         All documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

===============================================================================



                                6,851,485 SHARES

                           U.S. PLASTIC LUMBER CORP.

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------







                  The date of this Prospectus is May __, 1999


===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.


         Securities and Exchange Commission Registration Fee........ $ 16,598*
                                                                     --------
         Accounting Fees and Expenses...............................    5,000**
                                                                     --------
         Legal Fees and Expenses....................................   10,000**
                                                                     --------
         Printing and Engraving Expenses............................    2,000**
                                                                     --------
         Blue Sky Fees and Expenses.................................    2,000**
                                                                     --------
                            Total................................... $ 35,598
                                                                     ========


----------------------
*  Actual
** Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's articles of incorporation (a copy of which is filed as Exhibit 3.5 to the Company's Registration Statement on Form SB-2 filed with the SEC on March 7, 1997) limit liability of its officers and directors to the fullest extent permitted by the Nevada Business Corporation Act.

         Sections 18.7502 and 78.751 of the Nevada Business Corporation Act provides that each corporation:

         (1) may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful; and

         (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 above, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Any indemnification under Sections 1 and 2, unless ordered by a court or advanced as provided by the Nevada statute and the Company's articles of incorporation, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a) By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Section do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

         The indemnification and advancement of expenses authorized in or ordered by a court: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to the requirements of the Nevada statute and the Company's articles of incorporation, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

         The Company has obtained insurance to cover its directors and executive officers for liabilities which may be incurred in connection with the offer, sale and registration of the common stock.

ITEM 16. EXHIBITS.

   5.1 Opinion of Bruce C. Rosetto as to the validity of the issuance of the common stock of U.S. Plastic Lumber Corp. being registered.


   23.1  Consent of Arthur Andersen LLP, independent auditors. *


   23.2  Consent of Bruce C. Rosetto (included in Exhibit 5.1).

   24.1  Power of Attorney of certain signatories (included on the Signature
         Page).

-------------------

*  Previously filed.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange

Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, state of Florida on May 12, 1999.


                                      U.S. PLASTIC LUMBER CORP.


                                      By: /s/ Mark S. Alsentzer
                                          -------------------------------------
                                          Mark S. Alsentzer, Chief Executive
                                          Officer and President


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark S. Alsentzer, his true and lawful attorney-in fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on May 12, 1999 in the capacities indicated.



NAME                                         TITLE
----                                         -----

/s/ Louis D. Paolino, Jr.                   Chairman of the Board
----------------------------------
Louis D. Paolino, Jr.



/s/ Mark S. Alsentzer                       Chief Executive Officer and President (Principal Executive
-----------------------------------         Officer)
Mark S. Alsentzer



/s/ John Poling                             Chief Financial Officer (Principal Financial Officer)
-----------------------------------
John Poling



/s/ Michael D. Schmidt                       Vice President - Finance (Principal Accounting Officer)
-----------------------------------
Michael D. Schmidt



/s/ August C. Schultes III                   Director
-----------------------------------
August C. Schultes III



/s/ Gary J. Ziegler                          Director
-----------------------------------
Gary J. Ziegler



/s/ Roger N. Zitrin                          Director
-----------------------------------
Roger N. Zitrin



/s/ John Drury                               Director
-----------------------------------
John Drury


                                 EXHIBIT INDEX

   5.1 Opinion of Bruce C. Rosetto as to the validity of the issuance of the common stock of U.S. Plastic Lumber Corp. being registered.


   23.1  Consent of Arthur Andersen LLP, independent auditors. *


   23.2  Consent of Bruce C. Rosetto (included in Exhibit 5.1).

   24.1  Power of Attorney of certain signatories (included on the Signature
         Page).

-----------------------
*  Previously filed.